Exhibit 10.13

19 January 2021

Jian Irish

Re:	Offer of Employment by Metagenomi, Inc.

Dear Jian:

We are very pleased to confirm our offer to you of employment with Metagenomi, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1. Position and Start Date. You are being offered the position of Chief Operations Officer reporting to the Chief Executive Officer. This is an exempt position to be based partly in our Emeryville office or partly working remotely, subject to such periodic travel as may be required from time to time. Your anticipated start date will be 14 January 2021.

2. Responsibilities. You will have the duties and responsibilities commensurate with the duties and responsibilities customarily associated with the position of Chief Operations Officer and such other duties and responsibilities as may be prescribed by the Chief Executive Officer or as determined by the Board (as defined below). These duties may include the responsibilities outlined in Appendix A.

You will be expected to devote all of your business time and attention to this position, but as an exempt employee, you must work such hours as may be required by the nature of your work and will not be eligible for overtime pay. You shall devote all of your business time, attention and energy to the Company and shall not, during the term of your employment, be actively engaged in any managerial or employment capacity in any other business activity for gain, profit or other pecuniary advantage without the written consent of the Company.

Notwithstanding the foregoing, we acknowledge the consulting agreement to be executed between yourself and Affini-T Therapeutics, Inc. (the “Affini-T Consulting Agreement”) and deem that the services and obligations thereunder will not be in conflict with your duties and responsibilities to the Company.

3. Expenses. The Company will reimburse you for any reasonable pre-approved expenses incurred in the course of your employment. Requests for reimbursement will be in a form acceptable to the Company and shall include appropriate documentation substantiating the expenses.

4. Base Salary. Your starting salary will be $375,000 per year, payable in accordance with the Company’s standard payroll schedule, and will be subject to periodic review by the Compensation Committee of the Board.

5. Annual Incentive Bonus. You will be eligible for an incentive bonus of 35% of your base salary, based on the achievement of performance objectives as determined by the Compensation Committee of the Board in its sole discretion. This Annual Incentive Bonus will be pro-rated for the initial year of participation based on the period of time you are employed by the Company. Any Annual Incentive Bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Board with respect to your Annual Incentive Bonus will be final and binding.

6. Benefits. In addition, you will be eligible to participate in regular health insurance, retirement plan, and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

7. Equity. We will recommend to the Board of Managers (the “Board”) of Metagenomi Technologies, LLC, the parent entity of the Company (the “Parent”), that you be granted 480,605 Common Units of the Parent (the “Equity Grant”) in the form of profits interests pursuant to the terms of the Parent’s 2019 Equity Incentive Plan (the “Plan”). The Equity Grant will vest over a period of four years, with 25% of the Equity Grant vesting on the one-year anniversary of your start date, and the remainder vesting in 36 equal monthly installments thereafter, so long as you continue to provide services to the Company or the Parent. The grant of such Equity Grant by the Parent is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company. Further details on the Plan and your Equity Grant will be provided upon approval of such grant by the Board.

Upon the occurrence of a Change of Control (as defined below), the vesting of any remaining Common Units in the Equity Grant shall be accelerated and all such Common Units shall be deemed fully vested.

For the purposes of this agreement, the term “Change of Control” means either:

(1) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting ower of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or

(2) a sale of all or substantially all of the assets of the Company.

8. Termination of Consulting Agreement. A consulting agreement was executed between yourself and the Company on 1 September 2020 (“the Metagenomi Consulting Agreement”). With your signature acknowledging and agreeing to this offer of employment, you hereby also consent to the termination of the Metagenomi Consulting Agreement and as such, will not receive any compensation under the Metagenomi Consulting Agreement. To the extent there is a conflict between your obligations under the Metagenomi Consulting Agreement and this letter agreement, the terms of this letter agreement will prevail.

9. Equity Award under Consulting Agreement. Pursuant to the Metagenomi Consulting Agreement, the Parent was to grant you a total of 36,000 Common Units subject to the vesting provisions and other terms and conditions of the Plan. If such grant had occurred on 1 September 2020, you would currently have 5,000 Common Units vested and 31,000 Common Units unvested. With the termination of the Metagenomi Consulting Agreement in accordance with paragraph 8 herein, you agree that in lieu of any Common Units owed under the Metagenomi Consulting Agreement, the Company will grant you 5,000 Common Units in recognition of services rendered from 1 September 2020 to 13 January 2021. For the avoidance of doubt, this grant of 5,000 Common Units will be in addition to the Equity Grant outlined in paragraph 7 herein.

10. Severance. If you are terminated not for Cause, or resign for Good Reason, you will receive 6 months Base Salary and pro rated Annual Incentive Bonus, and 6 months vesting acceleration.

For the purposes of this agreement, the terms of ‘Cause’ and ‘Good Reason’ is defined below.

“Cause” means a termination of your employment by the Company due to: (i) your conviction of a felony or your entering a plea of nolo contendere to a felony; (ii) your recklessness, dishonesty, willful malfeasance, or gross misconduct in connection with your employment duties hereunder that result in material harm to the Company; or (iii) your willful failure to perform the duties assigned to you pursuant to the terms hereof and your failure to correct within thirty (30) days of written notice.

“Good Reason” means the occurrence of any of the following without your written consent: (i) the Company’s material breach of any provision of this Agreement; (ii) any material adverse change in your compensation, position, authority, duties or responsibilities, or any other action by the Company or (iii) relocation of your primary work location by more than thirty (30) miles; provided, however, that none of the above shall constitute Good Reason unless you have provided the Company with written notice of the Company’s alleged actions constituting Good Reason within thirty (30) days after the initial existence of any such alleged actions and the Company has not cured any such alleged actions constituting Good Reason within thirty (30) days of the Company’s receipt of such written notice; provided further, that a termination by you for Good Reason shall not be deemed to have occurred unless the termination occurs within six (6) months after the initial existence of any of the conditions specified above.

11. Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement.”

12. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning profits interests granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

13. No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

14. At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

15. Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

16. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let me know.

17. Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information

(collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under applicable law, including California Labor Code Sections 2698, et seq.

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in San Francisco, CA through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

18. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

19. Entire Agreement. This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

20. Acceptance. This offer will remain open until 22 January 2021. If you decide to accept our offer, and we hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Brian C. Thomas, CEO Brian C. Thomas, CEO
Metagenomi, Inc.

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Jian Irish	1/19/2021
Jian Irish	Date signed

APPENDIX A

Responsibilities of Chief Operations Officer include, but are not limited to:

•	Work with CEO to develop an operations plan

•	Work with CEO and other C-suite executives to guide the growth of the company

•	Support BD discussions with potential partners

•	Oversee the production of high quality reagents

•	Oversee MTAs to ensure Metagenomi is a successful collaborator

•	Support partnerships as they come online

•	Support Team building/recruitment/hiring for both ex vivo and in vivo teams

•	Oversee restructuring of existing lab teams to scale production ability

•	Support strategic and planning discussions for growth and for spinout creation with MG assets

•	Lead all operations staff

•	Oversee the design and building of 1545 Park Ave into a functioning, high-quality lab

•	Oversee the design and building of a GMP suite in 1545 park Ave

•	Support CMC scaleup for IND-ready materials

•	Key goal: Have clinical-ready reagents by year end, 2021